Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

SECOND QUARTER 2023 RESULTS

~Strong Production in All Operating Areas Leads to 7% Increase in Full Year Production Guidance and Increased Drilling Efficiencies in Egypt and Canada Contribute to $10 million Reduction in 2023 Capital Expenditure Guidance~

HOUSTON – August 9, 2023 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) ("VAALCO" or the "Company") today reported operational and financial results for the second quarter of 2023.

Second Quarter 2023 Highlights and Key Items:

●	Paid second quarter 2023 cash dividend of $0.0625 per share of common stock and announced quarterly cash dividend of $0.0625 per share of common stock ($0.25 annualized) to be paid on September 22, 2023, an increase of 92% compared to 2022;
●	Returned $14.9 million to shareholders by purchasing 3.8 million shares since inception of share buy back in November 2022 through August 4, 2023;
●	Increased average daily production by 7% to 19,676 net revenue interest (“NRI”)(1) barrels of oil equivalent per day (“BOEPD”), or 24,863 working interest (“WI”)(2) BOEPD compared to the first quarter of 2023;
● Record production levels achieved in Egypt and Canada drove production above the high-end of guidance;
●	Sold 1,803,000 barrels of oil equivalent (“BOE”) in Q2, an increase of 47% and above the high end of guidance due to increased production and sales in Gabon, Egypt and Canada;
● Expect Q3 2023 NRI sales to be between 1,700,000 and 1,900,000 BOE;
●	Reported Q2 2023 net income of $6.8 million ($0.06 per diluted share) and Adjusted Net Income(3) of $11.9 million ($0.11 per diluted share);
●	Grew Adjusted EBITDAX(3) by 37% to $65.3 million compared to Q1 2023 and funded $27.1 million in capital expenditures from cash on hand and cash from operations during the second quarter of 2023;
●	Raised full year 2023 production guidance and reduced full year capital expenditure guidance;
● Increased the full year production guidance midpoint for every operating area;
● Total Company production guidance midpoint is up 7% with an updated range of 17,300 to 19,000 NRI
BOEPD, or 22,400 to 24,800 WI BOEPD;
● Announced a $10 million reduction in estimated full year 2023 capital expenditures, now expected to be in the range of $65 to $75 million;
●	Decreased production expense per BOE, excluding workover costs and stock compensation, by 19% compared to the first quarter of 2023; and
●	Reported cash and cash equivalents of $46.2 million, generated $77.6 million in cash flow from operating activities and reported Adjusted Working Capital(3) of $55.7 million at June 30, 2023.

(1)	All NRI production rates are VAALCO's working interest volumes less royalty volumes, where applicable
(2)	All WI production rates and volumes are VAALCO’s working interest volumes
(3)	Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

George Maxwell, VAALCO’s Chief Executive Officer commented, “Since the combination with TransGlobe, we have focused on returning cash to shareholders, generating meaningful cash flow, maintaining and growing our strong production base, evaluating a larger portfolio of opportunities across multiple countries and continuing to drill our prospects. We have delivered on all of these accounts and continue to build size and scale for the future.”

“Thus far in 2023, we have paid two increased quarterly dividends, returning $0.125 per share to shareholders or $13.5 million. Additionally, we have repurchased $14.9 million in share buybacks through August 4, 2023. Our production grew by 7% to nearly 20,000 net BOEPD or nearly 25,000 WI BOEPD. We are very pleased with the results of our 2023 drilling program in both Egypt and Canada that led to us exceeding our second quarter 2023 production guidance. Both Canada and Egypt have reached record production levels in 2023 and our production and sales in Gabon have remained very strong. This solid production growth has allowed us to generate $113 million in Adjusted EBITDAX thus far in 2023, an increase of 20% over the same period last year, despite significantly lower realized commodity pricing. The strong performance of our 2023 capital program in Egypt and Canada, coupled with the strong operational uptime in Gabon has driven production much higher than our original forecasts. As a result, we are raising our full year production guidance across all three operating areas and for the total Company by 7% at the midpoint. We are also lowering our full year capex guidance. When paired with increased production, this should lead to meaningful cash flow generation in the second half of 2023.”

“Our commitment to operational excellence has made VAALCO financially stronger, with more reserves and production, than at any other point in our history. We continue to have no bank debt and a substantial cash flow position that will allow us to fund future capex across our portfolio, while also evaluating additional opportunities. We will continue to focus on capturing synergies, operating efficiently and maximizing our operational cash flow. We are excited about the future, our development project in Equatorial Guinea, our next drilling campaign in Gabon and the numerous opportunities in Egypt and Canada. The diversity and strength of our assets provides meaningful optionality in the future and supports our ability to continue to return value to shareholders.”

Operational Update

Egypt

In December 2022, VAALCO spudded the Arta77 HC well targeting the Nukhul reservoir. The lateral was successfully drilled through reservoir encountering laterally 1,363 meters of good oil and gas shows. Historically, the wells drilled in Egypt were vertical wells. The Arta77 HC was the first horizontal well drilled under the new merged concession agreement and the Company plans to study the results, drilling technique and completions methods to enhance potential productivity of the next horizontal well. In addition to drilling capital, VAALCO has also spent capital and expense dollars on upgrading facilities, to improve well performance as well as to meet its environmental social and governance (“ESG”) standards.

After completing the Arta77 HC well in January 2023, VAALCO has drilled twelve vertical wells in the first half of 2023, including an injector well and one exploration well. Through operational and drilling efficiencies, VAALCO has drilled wells faster and cheaper than previously forecasted. To date, this has resulted in all drilling targets for 2023 being drilled and record production levels in 2023 in the merged concession. In the third quarter of 2023, the Company has drilled two vertical wells and plans to frac four wells. VAALCO is evaluating the results of the wells drilled over the past year to better understand the potential for additional future drilling.

Canada

VAALCO drilled and completed two wells in the first quarter of 2023, consisting of a 1.5-mile lateral and a 3-mile lateral, which were also required for land retention purposes. Both wells were drilled and completed safely and cost effectively without incident. The wells were tied in and equipped in April and early May with overall cycle times that were significantly less than historical cycle times.  The wells began flowing in May and in early July the pump and rods were run on both wells. Both wells production rates are exceeding expectations, and the Company is currently evaluating future drilling campaigns, with the intent of moving exclusively to 2.5 mile and 3-mile laterals to improve economics. As seen in Egypt, this has resulted in record production levels. Additionally, VAALCO is conducting a review of completions intensity for potential future well completions and facility and pad optimization which should improve production cycle times in the future.

Gabon

VAALCO completed its 2021/2022 drilling campaign in the fourth quarter of 2022. The Company is currently evaluating locations and planning for its next drilling campaign. More details will be made available in the second half of 2023. In October 2022, VAALCO successfully completed its transition to a Floating Storage and Offloading vessel (“FSO”) and related field reconfiguration processes. This project provides a lower cost FSO solution that increases the storage capacity for VAALCO to continue to economically produce from the Etame field and led to an extension of the economic field life. In 2023, the Company will continue to focus on operational excellence, including production uptime and enhancement, to minimize decline until the next drilling campaign. Gabon production performance in the first half of 2023 has been strong and slightly ahead of plan which was driven by improved operational uptime at Etame. The cost savings from the new FSO have crystalized as planned but are being offset by increased diesel costs and inflationary (marine vessel supply rates, transportation, and contractors) and industry supply chain pressures. VAALCO is powering the FSO with diesel because the SEENT gas line that normally would have supplied feed gas has been temporarily shut-in.

Equatorial Guinea

VAALCO owns a working interest in Block P offshore Equatorial Guinea, where there are previously-discovered but undeveloped resources as well as additional exploration potential. In March 2023, VAALCO held productive meetings with the Ministry of Mines and Hydrocarbons (“MMH”) and its partners in Houston. During these meetings, VAALCO finalized multiple substantive documents, for Block P which includes the Venus development relating to the PSC. The Joint Operating Agreement has outstanding signatures and VAALCO will be able to accelerate the project forward following approval by all stakeholders. The Company has an approved Plan of Development with Equatorial Guinea, and will continue working with all stakeholders to move it toward Final Investment Decision (“FID”).

Environmental, Social and Governance

As part of the Company’s commitment to environmental stewardship, social awareness and good corporate governance, VAALCO published its annual ESG report in April 2023. The report covers VAALCO’s ESG initiatives and related key performance indicators and is available on VAALCO’s web site, www.vaalco.com, under the “Sustainability” tab. During 2022, the Company completed a materiality study, led by its ESG Engineer with input from key personnel across the organization with responsibility for engaging with its key stakeholder groups. Working with an external consultancy, VAALCO created an ESG materiality framework against which it plotted material topics informed by the Global Reporting Initiative and Sustainability Accounting Standards Board. Each of these were assessed based upon the perceived level of risk to the business and the level of management control in place.

Financial Update –Second Quarter of 2023

Reported net income of $6.8 million ($0.06 per diluted share) for the second quarter of 2023 which was up compared with net income of $3.5  million ($0.03 per diluted share) in the first quarter of 2023 and down compared to $15.1  million ($0.25 per diluted share) in the second quarter of 2022. The increase in earnings compared to the first quarter of 2023 is mainly due to higher sales volumes partially offset by higher production expenses and higher DD&A expense. The decrease in earnings compared to the second quarter of 2022 is due to higher production expense and higher DD&A expense partially offset by lower income taxes and lower realized losses on derivatives.

Adjusted EBITDAX totaled $65.3  million in the second quarter of 2023, a 37% increase from $47.8  million in the first quarter of 2023, primarily due to higher sales volumes, partially offset by higher production expense and DD&A costs and lower commodity prices.  The 7% increase in second quarter 2023 Adjusted EBITDAX compared with $60.9  million generated in the same period in 2022, is primarily due to higher revenue resulting from the TransGlobe transaction and lower realized losses on derivatives.

Quarterly Summary - Sales and Net Revenue
$ in thousands	Three Months Ended March 31, 2023				Three Months Ended June 30, 2023
	Gabon	Egypt	Canada	Total	Gabon	Egypt	Canada	Total
Oil Sales	$42,601	$54,621	$6,654	$103,876	$87,478	$50,201	$8,325	$146,004
NGL Sales	—	—	$2,463	$2,463	—	—	$1,885	$1,885
Gas Sales	—	—	$958	$958	—	—	$703	$703
Gross Sales	$42,601	$54,621	$10,075	$107,297	$87,478	$50,201	$10,913	$148,592

Selling Costs & carried interest	—	$(497)	—	$(497)	$2,212	$(1)	—	$2,211
Royalties & taxes	$(5,864)	$(19,340)	$(1,193)	$(26,397)	$(11,766)	$(28,892)	$(905)	$(41,563)

Net Revenue	$36,737	$34,784	$8,882	$80,403	$77,924	$21,308	$10,008	$109,240

Oil Sales MMB (working interest)	528	840	93	1,461	1,113	910	123	2,146
Average Oil Price Received	$80.70	$65.03	$71.27	$71.09	$78.62	$55.15	$67.76	$68.04
% Change Q2 2023 vs. Q1 2023								-4%
Average Brent Price	—	—	—	$81.07	—	—	—	$77.92
% Change Q2 2023 vs. Q1 2023								-4%

Gas Sales MMCF (working interest)	—	—	415	415	—	—	442	442
Average Gas Price Received	—	—	$2.31	$2.31	—	—	$1.59	$1.59
% Change Q2 2023 vs. Q1 2023								-31%
Average Aeco Price ($USD)	—	—	—	$2.77	—	—	—	$1.68
% Change Q2 2023 vs. Q1 2023								-39%

NGL Sales MMB (working interest)	—	—	76	76	—	—	78	78
Average Liquids Price Received	—	—	$32.23	$32.23	—	—	$24.04	$24.04
% Change Q2 2023 vs. Q1 2023								-25%

Revenue and Sales	Q2 2023	Q2 2022	% Change Q2 2023 vs. Q2 2022	Q1 2023	% Change Q2 2023 vs. Q1 2023
Production (NRI BOEPD)	19,676	9,211	114%	18,306	7%
Sales (NRI BOE)	1,803,000	958,000	88%	1,224,000	47%
Realized commodity price ($/BOE)	$59.37	$113.38	(48)%	$65.68	(10)%
Commodity (Per BOE including realized commodity derivatives)	$59.34	$91.39	(35)%	$65.63	(10)%
Total commodity sales ($MM)	$109.2	$111.0	(2)%	$80.4	36%

VAALCO had net revenue increase by $28.8 million or 36% as total NRI sales volumes of 1,803,000 BOE increased by 47% compared to 1,224,000 BOE in the first quarter of 2023 and 88% compared to 958,000 BOE for the same period in 2022. Second quarter 2023 sales were higher than VAALCO's guidance primarily due to stronger production and sales volumes in Gabon, Egypt and Canada. The Company expects third quarter NRI sales to be between 18,400 and 20,600 BOEPD.

Second quarter of 2023 realized pricing (net of royalties) was down 10% compared to the first quarter of 2023 and decreased 35% compared to the second quarter of 2022. This was driven by lower commodity pricing, higher royalty costs, as well as Egyptian sales in the second quarter that were sold domestically resulting in a $10 per BOE reduction in price achieved quarter-on-quarter. In the third quarter, the Company expects to sell an Egyptian export cargo offshore which should improve the pricing.

Costs and Expenses	Q2 2023	Q2 2022	% Change Q2 2023 vs. Q2 2022	Q1 2023	% Change Q2 2023 vs. Q1 2023
Production expense, excluding offshore workovers and stock comp ($MM)	$38.8	$25.5	52%	$29.3	32%
Production expense, excluding offshore workovers ($/BOE)	$21.51	$26.58	(19)%	$23.90	(10)%
Offshore workover expense ($MM)	$(0.2)	$—	—%	$(1.1)	(84)%
Depreciation, depletion and amortization ($MM)	$38.0	$8.2	363%	$24.4	56%
Depreciation, depletion and amortization ($/BOE)	$21.1	$8.55	147%	$19.90	6%
General and administrative expense, excluding stock-based compensation ($MM)	$4.8	$2.7	78%	$4.6	4%
General and administrative expense, excluding stock-based compensation ($/BOE)	$2.7	$2.81	(5)%	$3.7	(28)%
Stock-based compensation expense ($MM)	$0.6	$0.8	(25)%	$0.6	-%
Current income tax expense (benefit) ($MM)	$12.4	$20.4	(39)%	$12.3	1%
Deferred income tax expense (benefit) ($MM)	$(0.8)	$25.9	(103)%	$2.5	(132)%

Total production expense (excluding offshore workovers and stock compensation) of $38.8 million in the second quarter of 2023 was higher compared to the first quarter of 2023 and the same period in 2022. The increase in second quarter 2023 expense compared to the first quarter of 2023 was driven primarily by higher costs related to higher sales volumes. The increase in the second quarter of 2023 compared to the second quarter of 2022 was primarily driven by increased sales and costs associated with the TransGlobe combination as well as higher costs associated with boats, diesel and operating costs, and higher expense associated with higher sales volumes. VAALCO has seen inflationary and industry supply chain pressure on personnel and contractor costs.

The second quarter of 2023 had no workovers, and the negative $0.2 million in offshore workover expenses was the result of a reversal of accruals on completion and tie out of the workover AFE's. While there were no offshore workover expenses in the second quarter of 2022 or in the first quarter of 2023, the first quarter of 2023 incurred a negative $1.1 million in offshore workover expenses due to accrual reversals.

Production expense per BOE, excluding offshore workover costs and stock compensation, was down 19% compared to the first quarter of 2023 and down 10% compared to the second quarter of 2022 due to higher sales, lower costs in Etame associated with the FSO conversion and lower per BOE costs from the Egyptian and Canadian assets.

In the second quarter of 2023, VAALCO incurred $5.7  million in one-time costs for removing and disposal of Normally Occurring Radioactive Materials (“NORMs”) related to finalizing the demobilization of the FPSO. These are typical costs incurred when a floating storage facility is decommissioned and are the responsibility of the lessee.

Depreciation, depletion and amortization (“DD&A”) expense for the three months ended June 30, 2023, was $38.0 million which was higher than the first quarter of 2023 of $24.4 million and higher than the $8.2 million in the second quarter of 2022 driven by increased production. Additionally, the increase in DD&A expense, compared to the second quarter of 2022, is due to higher depletable costs associated with the FSO, the field reconfiguration capital costs at Etame and the step-up in fair value of the TransGlobe assets. The increase in DD&A expense, compared to the first quarter of 2023, is due to increased capital costs associated primarily with the capital programs in Egypt and Canada which have been highly successful and completed in record time.

General and administrative (“G&A”) expense, excluding stock-based compensation, increased for the three months ended June 30, 2023 to $4.8 million from $4.6 million in the first quarter of 2023 and $2.7 million for the same period in the prior year. The Company has incurred one-time reorganization costs in 2023 as it integrates the TransGlobe assets and eliminates duplicate administrative costs. Second quarter 2023 G&A was within the Company’s guidance. The Company has made meaningful progress toward reducing absolute G&A costs when compared against the combined TransGlobe and VAALCO second quarter of 2022 costs.

Non-cash stock-based compensation expense was $0.6 million for the three months ended June 30, 2023 compared to $0.8 million during the same period in 2022. There was no change in non-cash stock-based compensation expense compared to the three months ended March 31, 2023.

Other income (expense), net, was an expense of $0.5 million for the three months ended June 30, 2023, compared to an expense of $2.1 million during the same period in 2022 and was an expense of $1.1 million for the three months ended March 31, 2023.  Other income (expense), net, normally consists of foreign currency losses.  For the three months ended June 30, 2022, also included in other (expense) income, net is $1.2 million of transaction costs associated with the TransGlobe transaction.

Foreign income taxes for Gabon and Egypt are settled by the government taking their oil in-kind. Income tax expense for the three months ended June 30, 2023 was an expense of $11.6  million and is comprised of current tax expense of $12.4 million and deferred tax provision of negative $0.8 million. Income tax expense for the three months ended March 31, 2023 was an expense of $14.8 million. This was comprised of $12.3 million of current tax expense and a deferred tax provision of $2.5 million. The income tax expense for the three months ended June 30, 2022 was an expense of $46.3  million. This was comprised of $25.9 million of deferred tax expense and a current tax provision of $20.4 million.  For all periods, VAALCO’s overall effective tax rate was impacted by non-deductible items associated with derivative losses and corporate expenses.

Financial Update – First Six Months of 2023

Production for the first six months of 2023 was higher by 120% at 3,438 MBbls net crude oil compared to 1,563 MBbls net crude oil production in the first six months of 2022.  The increase was driven by production from the TransGlobe assets, as well as new wells from the 2022/2023 drilling campaign in Gabon. The first half of 2023 saw sales volume increase 92% to 3,027 MBbls net crude oil compared to 1,574 MBbls for the first half of 2022. Crude oil sales are a function of the number and size of crude oil liftings in each quarter and do not always coincide with volumes produced in any given period.

The average realized crude oil price for the first six months of 2023 was $61.92 per barrel, representing a decrease of 45% from $111.92 realized in the first six months of 2022.  This decrease in crude oil price reflects the softening in commodity pricing over the past year, as well as the incorporation of the TransGlobe assets which include Canadian and Egyptian crude that has lower realized pricing than Gabon.

The Company reported net income for the six months ended June 30, 2023 of $10.2 million, which compares to $27.3 million for the same period of 2022.  The decrease in net income for the six months ended June 30, 2023 compared to the same period in 2022 was primarily due to higher production costs, higher DD&A and lower oil prices in the first half of 2023 partially offset by increased sales volumes.

Year to Date Summary - Sales and Net Revenue
$ in thousands	Six Months Ended June 30, 2023
	Gabon	Egypt	Canada	Total
Oil Sales	$130,079	$104,822	$14,979	$249,880
NGL Sales	—	—	$4,348	$4,348
Gas Sales	—	—	$1,661	$1,661
Gross Sales	$130,079	$104,822	$20,988	$255,889

Selling Costs & carried interest	$2,212	$(498)	—	$1,714
Royalties & taxes	$(17,630)	$(48,232)	$(2,098)	$(67,960)

Net Revenue	$114,661	$56,092	$18,890	$189,643

Oil Sales MMB (working interest)	1,641	1,750	216	3,607
Average Oil Price Received	$79.29	$59.89	$69.27	$69.28
Average Brent Price	—	—	—	$79.47

Gas Sales MMCF (working interest)	—	—	857	857
Average Gas Price Received	—	—	$1.94	$1.94

NGL Sales MMB (working interest)	—	—	155	155
Average Liquids Price Received	—	—	$28.08	$28.08

Capital Investments/Balance Sheet

For the first half of 2023, net capital expenditures totaled $54.8  million on a cash basis and $41.9 million on an accrual basis. These expenditures were primarily related to costs associated with the development drilling programs in Egypt and Canada. VAALCO has reduced its planned capital budget for full year 2023 from a range of $70 to $90 million to $65 to $75 million, or approximately $10 million at the mid-point of guidance. The increased efficiencies achieved in drilling wells in Egypt and Canada contributed to VAALCO's reducing its planned spending for 2023.

At the end of the second quarter of 2023, VAALCO had an unrestricted cash balance of $46.2  million. Working capital at June 30, 2023 was $45.7  million compared with $30.5 million at March 31, 2023, while Adjusted Working Capital at June 30, 2023 totaled $55.7  million. VAALCO continues to work with the Egyptian General Petroleum Corporation on both collections and offsets and expects to have a third quarter 2023 export cargo offshore of around 500,000 barrels. In addition, with the completion of drilling in Canada and near completion in Egypt, VAALCO expects to see a reduction in its outstanding Accounts Payable and Accruals.

In mid-2022, VAALCO announced entry into a new credit agreement, effective May 16, 2022, for a new five-year Reserve Based Lending (“RBL”) facility with Glencore Energy UK Ltd. (“Glencore”) that includes an initial commitment of $50 million and is expandable up to $100 million. The facility is currently secured by the Company’s assets in Gabon and matures in 2027. Key terms and covenants under the new facility include Consolidated Total Net Debt to EBITDAX (each term as defined in the RBL facility) for the trailing twelve months of less than three times and requires VAALCO to maintain a minimum consolidated cash and cash equivalents balance of $10 million. While VAALCO intends to fund its capital and shareholder returns programs with internally generated funds, the facility enhances future financial flexibility.

Cash Dividend Policy and Share Buyback Authorization

VAALCO paid a quarterly cash dividend of $0.0625 per share of common stock for the second quarter of 2023 on June 23, 2023. On August 9, 2023, the Company announced its next quarterly cash dividend of $0.0625 per share of common stock for the third quarter of 2023 ($0.25 annualized), to be paid on September 22, 2023 to stockholders of record at the close of business on August 25, 2023. VAALCO increased its dividend 92% beginning with the second quarter of 2023 compared to the quarterly dividends paid in 2022. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the VAALCO Board of Directors (the "Board").

On November 1, 2022, VAALCO announced that its newly expanded Board formally ratified and approved the share buyback program that was announced on August 8, 2022 in conjunction with the pending business combination with TransGlobe. The Board also directed management to implement a Rule 10b5-1 trading plan to facilitate share purchases through open market purchases, privately negotiated transactions, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. The plan provides for an aggregate purchase of currently outstanding common stock up to $30 million. Payment for shares repurchased under the program will be funded using the Company's cash on hand and cash flow from operations.

The actual timing, number and value of shares repurchased under the share buyback program will depend on a number of factors, including constraints specified in any Rule 10b5-1 trading plans, price, general business and market conditions, and alternative investment opportunities. Under such a trading plan, the Company’s third-party broker, subject to Securities and Exchange Commission regulations regarding certain price, market, volume and timing constraints, has authority to purchase the Company’s common stock in accordance with the terms of the plan. The share buyback program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time.

Since inception of the buyback program in November 2022 through August 4, 2023, VAALCO has repurchased $14.9 million in shares.

Hedging

The Company continued to opportunistically hedge a portion of its expected production in 2023 to lock in strong cash flow generation to assist in funding its capital program and dividend.

The following additional hedges were entered into in 2023 for periods after the second quarter:

Settlement Period	Type of Contract	Index	Average Monthly Volumes	Weighted Average Put Price	Weighted Average Call Price
			(Bbls)	(per Bbl)	(per Bbl)
July 2023 - September 2023	Collars	Dated Brent	95,000	$65.00	$96.00

Settlement Period	Type of Contract	Index	Average Monthly Volumes	Weighted Average Put Price	Weighted Average Call Price
			(Bbls)	(per Bbl)	(per Bbl)
October 2023 - December 2023	Collars	Dated Brent	85,000	$65.00	$90.00

2023 Guidance:

The Company has provided third quarter 2023 guidance and updated its full year 2023 guidance. Driven by continued strong performance from the 2023 drilling program, production guidance for both Egypt and Canada have been raised. Additionally, due to operational excellence and continued focus on maintaining strong uptime in the field, VAALCO has raised its Gabon full year production guidance. The drilling, completions and facility improvements seen in Egypt and Canada has also driven capital costs lower and VAALCO has updated and lowered its full year capital expenditure budget. All of the quarterly and annual guidance is detailed in the table below.

		FY 2023	Gabon	Egypt	Canada
Production (BOEPD)	WI	22,400 – 24,800	9,700 – 10,100	10,200 – 11,900	2,500 – 2,800
Production (BOEPD)	NRI	17,300 – 19,000	8,400 – 8,800	6,700 – 7,700	2,200 – 2,500
Sales Volume (BOEPD)	WI	22,400 – 24,800	9,700 – 10,100	10,200 – 11,900	2,500 – 2,800
Sales Volume (BOEPD)	NRI	17,300 – 19,000	8,400 – 8,800	6,700 – 7,700	2,200 – 2,500
Production Expense (millions)	WI & NRI	$151.0 – $161.5
Production Expense per BOE	WI	$17.00 – $20.00
Production Expense per BOE	NRI	$22.00 – $25.00
Offshore Workovers (millions)	WI & NRI	$2 – $5
Cash G&A (millions)	WI & NRI	$18.0 – $21.0
CAPEX (millions)	WI & NRI	$65 – $75
DD&A ($/BO)	NRI	$20.0 – $22.00

		Q3 2023	Gabon	Egypt	Canada
Production (BOEPD)	WI	23,050 – 24,800	9,400 – 10,100	10,900 – 11,800	2,750 – 2,900
Production (BOEPD)	NRI	17,500 – 19,200	8,100 – 8,800	7,300 – 8,100	2,100 – 2,300
Sales Volume (BOEPD)	WI	25,650 – 27,500	11,800 – 12,100	11.100 – 12.500	2,750 – 2,900
Sales Volume (BOEPD)	NRI	18,400 – 20,600	9,400 – 10,500	6,900 – 7,800	2,100 – 2,300
Production Expense (millions)	WI & NRI	$42.5 – $48.5
Production Expense per BOE	WI	$17.00 – $21.00
Production Expense per BOE	NRI	$22.00 – $29.00
Offshore Workovers (millions)	WI & NRI	$0 – $0
Cash G&A (millions)	WI & NRI	$4.0 – $6.0
CAPEX (millions)	WI & NRI	$14 – $18
DD&A ($/BO)	NRI	$20.0 – $22.0

Conference Call

As previously announced, the Company will hold a conference call to discuss its second quarter 2023 financial and operating results tomorrow, Thursday, August 10, 2023, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time and 4:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907. Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741. Participants should request to be joined to the “VAALCO Energy Second Quarter 2023 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com. An archived audio replay will be available on VAALCO’s website.

A “Q2 2023 Supplemental Information” investor deck will be posted to VAALCO’s web site prior to its conference call on August 10, 2023 that includes additional financial and operational information.

About VAALCO

VAALCO, founded in 1985 and incorporated under the laws of Delaware, is a Houston, USA based, independent energy company with production, development and exploration assets in Africa and Canada.

Following its business combination with TransGlobe in October 2022, VAALCO owns a diverse portfolio of operated production, development and exploration assets across Gabon, Egypt, Equatorial Guinea and Canada.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Barry Archer	VAALCO@buchanan.uk.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) VAALCO’s ability to realize the anticipated benefits and synergies expected from the acquisition of TransGlobe; (ii) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (iii) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies; (iv) expectations regarding VAALCO’s ability to effectively integrate assets and properties it acquired as a result of the acquisition of TransGlobe into its operations; (v) the amount and timing of stock buybacks, if any, under VAALCO’s stock buyback program and VAALCO’s ability to enhance stockholder value through such plan; (vi) expectations regarding future exploration and the development, growth and potential of VAALCO’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (vii) expectations regarding future acquisitions, investments or divestitures; (viii) expectations of future dividends, buybacks and other potential returns to stockholders; (ix) expectations of future balance sheet strength; (x) expectations of future equity and enterprise value; (xi) expectations of the continued listing of VAALCO’s common stock on the NYSE and LSE and (xii) VAALCO’s ability to finalize documents and effectively execute the POD for the Venus development in Block P.

Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of VAALCO or TransGlobe; the tax treatment of the business combination with TransGlobe in the United States and Canada; declines in oil or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the right of host governments in countries where we operate to expropriate property and terminate contracts (including the Etame production sharing contract and the Block P PSC) for reasons of public interest, subject to reasonable compensation, determinable by the respective government in its discretion; the final terms of the agreements pertaining to Block P in Equatorial Guinea, which remain under negotiation; the timing and costs of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; the ability to attract capital or obtain debt financing arrangements; currency exchange rates and regulations; actions by joint venture co-owners; hedging decisions, including whether or not to enter into derivative financial instruments; international, federal and state initiatives relating to the regulation of hydraulic fracturing; failure of assets to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and gas operations; inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; the ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and gas industry; the risk that the business combination with TransGlobe may not increase VAALCO’s relevance to investors in the international E&P industry, increase capital market access through scale and diversification or provide liquidity benefits for stockholders; and other risks described under the caption “Risk Factors” in VAALCO’s 2022 Annual Report on Form 10-K filed with the SEC on April 6, 2023.

Dividends beyond the third quarter of 2023 have not yet been approved or declared by the Board of Directors for VAALCO. The declaration and payment of future dividends and the terms of share buybacks remains at the discretion of the Board and will be determined based on VAALCO’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the Board. The Board reserves all powers related to the declaration and payment of dividends and the terms of share buybacks. Consequently, in determining the dividend to be declared and paid on VAALCO common stock or the terms of share buybacks, the Board may revise or terminate the payment level or buyback terms at any time without prior notice.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of VAALCO is Matthew Powers, Corporate Secretary of VAALCO.

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	As of June 30, 2023	As of December 31, 2022
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$46,186	$37,205
Restricted cash	113	222
Receivables:
Trade, net	57,360	52,147
Accounts with joint venture owners, net of allowance for credit losses of $0.5 and $0.3 million, respectively	216	15,830
Foreign income taxes receivable	—	2,769
Other, net of allowance for credit losses of $3.5 and $0.0 million, respectively	66,615	68,519
Crude oil inventory	10,800	3,335
Prepayments and other	18,077	20,070
Total current assets	199,367	200,097

Crude oil and natural gas properties, equipment and other - successful efforts method, net	481,740	495,272
Other noncurrent assets:
Restricted cash	1,779	1,763
Value added tax and other receivables, net of allowance of $9.5 million and $8.4 million, respectively	8,807	7,150
Right of use operating lease assets	1,639	2,777
Right of use finance lease assets	90,584	90,698
Deferred tax assets	37,155	35,432
Abandonment funding	6,268	20,586
Other long-term assets	1,674	1,866
Total assets	$829,013	$855,641
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,716	$59,886
Accounts with joint venture owners	6,284	—
Accrued liabilities and other	84,104	91,392
Operating lease liabilities - current portion	1,667	2,314
Finance lease liabilities - current portion	7,684	7,811
Foreign income taxes payable	12,575	—
Current liabilities - discontinued operations	673	687
Total current liabilities	153,703	162,090
Asset retirement obligations	42,958	41,695
Operating lease liabilities - net of current portion	130	686
Finance lease liabilities - net of current portion	79,856	78,248
Deferred tax liabilities	82,895	81,223
Other long-term liabilities	17,465	25,594
Total liabilities	377,007	389,536
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 160,000,000 shares authorized, 121,205,919 and 119,482,680 shares issued, 106,997,933 and 107,852,857 shares outstanding, respectively	12,121	11,948
Additional paid-in capital	355,206	353,606
Accumulated other comprehensive income	3,060	1,179
Less treasury stock, 14,207,986 and 11,629,823 shares, respectively, at cost	(59,055)	(47,652)
Retained earnings	140,674	147,024
Total shareholders' equity	452,006	466,105
Total liabilities and shareholders' equity	$829,013	$855,641

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2023	June 30, 2022	March 31, 2023	June 30, 2023	June 30, 2022
	(in thousands except per share amounts)
Revenues:
Crude oil, natural gas and natural gas liquids sales	$109,240	$110,985	$80,403	$189,643	$179,641
Operating costs and expenses:
Production expense	38,604	25,475	28,200	66,804	43,835
FPSO Demobilization - Norms Waste Disposal	5,647	—	—	5,647	—
Exploration expense	57	67	8	65	194
Depreciation, depletion and amortization	38,003	8,191	24,417	62,420	12,864
General and administrative expense	5,395	3,534	5,224	10,619	8,528
Credit losses and other	680	571	935	1,615	1,063
Total operating costs and expenses	88,386	37,838	58,784	147,170	66,484
Other operating expense, net	(303)	—	—	(303)	(5)
Operating income	20,551	73,147	21,619	42,170	113,152
Other income (expense):
Derivative instruments gain (loss), net	31	(9,542)	21	52	(41,300)
Interest expense, net	(1,703)	(118)	(2,246)	(3,949)	(121)
Other income (expense), net	(537)	(2,111)	(1,140)	(1,677)	(2,807)
Total other income (expense), net	(2,209)	(11,771)	(3,365)	(5,574)	(44,228)
Income from continuing operations before income taxes	18,342	61,376	18,254	36,596	68,924
Income tax expense (benefit)	11,588	46,252	14,771	26,359	41,624
Income from continuing operations	6,754	15,124	3,483	10,237	27,300
Loss from discontinued operations, net of tax	(2)	(20)	(13)	(15)	(32)
Net income	$6,752	$15,104	$3,470	$10,222	$27,268
Other comprehensive income (loss)
Currency translation adjustments	2,006	—	(125)	1,881	—
Comprehensive income	$8,758	$15,104	$3,345	$12,103	$27,268

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.06	$0.25	$0.03	$0.10	$0.46
Loss from discontinued operations, net of tax	—	—	—	—	—
Net income (loss) per share	$0.06	$0.25	$0.03	$0.10	$0.46
Basic weighted average shares outstanding	106,965	58,925	107,387	107,175	58,814
Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.06	$0.25	$0.03	$0.09	$0.45
Loss from discontinued operations, net of tax	—	—	—	—	—
Net income (loss) per share	$0.06	$0.25	$0.03	$0.09	$0.45
Diluted weighted average shares outstanding	107,613	59,361	108,752	108,050	59,278

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2023	2022
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,222	$27,268
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	15	32
Depreciation, depletion and amortization	62,420	12,864
Bargain purchase gain	1,412	—
Deferred taxes	1,618	15,531
Unrealized foreign exchange loss	313	360
Stock-based compensation	1,254	2,264
Cash settlements paid on exercised stock appreciation rights	(233)	(805)
Derivative instruments (gain) loss, net	(52)	41,300
Cash settlements paid on matured derivative contracts, net	(63)	(33,559)
Cash settlements paid on asset retirement obligations	(374)	—
Credit losses and other	1,615	1,063
Other operating loss, net	62	5
Operational expenses associated with equipment and other	(1,196)	718
Change in operating assets and liabilities:
Trade receivables	(5,208)	(47,810)
Accounts with joint venture owners	21,746	10,283
Other receivables	(1,868)	(943)
Crude oil inventory	(7,465)	(12,274)
Prepayments and other	(69)	1,570
Value added tax and other receivables	(2,302)	(2,249)
Other long-term assets	1,508	(1,072)
Accounts payable	(10,897)	(857)
Foreign income taxes receivable/payable	15,344	26,093
Deferred tax liability	(3,081)	—
Accrued liabilities and other	(7,137)	29,263
Net cash provided by (used in) continuing operating activities	77,584	69,045
Net cash used in discontinued operating activities	(15)	(38)
Net cash provided by (used in) operating activities	77,569	69,007
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(54,832)	(60,278)
Net cash provided by (used in) continuing investing activities	(54,832)	(60,278)
Net cash used in discontinued investing activities	—	—
Net cash provided by (used in) investing activities	(54,832)	(60,278)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	382	257
Dividend distribution	(13,452)	(3,872)
Treasury shares	(11,403)	(788)
Deferred financing costs	(30)	(1,451)
Payments of finance lease	(3,379)	(68)
Net cash provided by (used in) in continuing financing activities	(27,882)	(5,922)
Net cash used in discontinued financing activities	—	—
Net cash provided by (used in) in financing activities	(27,882)	(5,922)
Effects of exchange rate changes on cash	(285)	—
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(5,430)	2,807
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	59,776	72,314
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$54,346	$75,121

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2023	June 30, 2022	March 31, 2023	June 30, 2023	June 30, 2022
NRI SALES DATA
Crude oil, natural gas and natural gas liquids sales (MBOE)	1,803	958	1,224	3,027	1,574

WI PRODUCTION DATA
Etame Crude oil (MBbl)	934	963	942	1,876	1,796
Egypt Crude oil (MBbl)	1,054	—	903	1,957	—
Canada Crude Oil (MBbl)	123	—	93	216	—
Canada Natural Gas (Mcf)	442	—	415	857	—
Canada Natural Gas Liquid Sales (Mbbl)	78	—	77	155	—
Canada Crude oil, natural gas and natural gas liquids sales (MBOE)	275	—	239	514	—
Total Crude oil, natural gas and natural gas liquids sales (MBOE)	2,263	963	2,084	4,347	1,796
Gabon Average daily production volumes (BOEPD)	10,262	10,587	10,463	10,364	9,924
Egypt Average daily production volumes (BOEPD)	11,579	—	10,033	10,810	—
Canada Average daily production volumes (BOEPD)	3,021	—	2,656	2,839	—
Average daily production volumes (BOEPD)	24,863	10,587	23,152	24,013	9,924

NRI PRODUCTION DATA
Etame Crude oil (MBbl)	812	838	820	1,632	1,563
Egypt Crude oil (MBbl)	726	—	616	1,342	—
Canada Crude Oil (MBbl)	113	—	82	195	—
Canada Natural Gas (Mcf)	406	—	367	773	—
Canada Natural Gas Liquid Sales (Mbbl)	72	—	68	140	—
Canada Crude oil, natural gas and natural gas liquids sales (MBOE)	253	—	211	464	—
Total Crude oil, natural gas and natural gas liquids sales (MBOE)	1,791	838	1,647	3,438	1,563
Gabon Average daily production volumes (BOEPD)	8,923	9,211	9,115	9,017	8,634
Egypt Average daily production volumes (BOEPD)	7,978	—	6,844	7,414	—
Canada Average daily production volumes (BOEPD)	2,776	—	2,347	2,563	—
Average daily production volumes (BOEPD)	19,676	9,211	18,306	18,994	8,634

AVERAGE SALES PRICES:
Crude oil, natural gas and natural gas liquids sales (per BOE) - WI basis	$64.67	$113.71	$66.42	$65.41	$111.46

Crude oil, natural gas and natural gas liquids sales (per BOE) - NRI basis	$59.37	$113.38	$65.68	$61.92	$111.92
Crude oil, natural gas and natural gas liquids sales (Per BOE including realized commodity derivatives)	$59.34	$91.39	$65.63	$61.90	$90.60

COSTS AND EXPENSES (Per BOE of sales):
Production expense	$21.41	$26.59	$23.04	$22.07	$27.85
Production expense, excluding offshore workovers and stock compensation*	21.51	26.58	23.91	22.48	27.85
Depreciation, depletion and amortization	21.08	8.55	19.95	20.62	8.17
General and administrative expense**	2.99	3.69	4.27	3.51	5.42
Property and equipment expenditures, cash basis (in thousands)	$27,132	$37,130	$27,700	$54,832	$60,278

*Offshore workover costs excluded from the three months ended June 30, 2023 and 2022 and March 31, 2023 are $(0.2) million, no change and $(1.1) million, respectively.

*Stock compensation associated with production expense excluded from the three months ended June 30, 2023 and 2022 and March 31, 2023 are not material.

**General and administrative expenses include $0.33, $0.88 and $0.52 per barrel of oil related to stock-based compensation expense in the three months ended June 30, 2023 and 2022 and March 31, 2023, respectively.

NON-GAAP FINANCIAL MEASURES

Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income before discontinued operations, impairment of proved crude oil and natural gas properties, deferred income tax expense, unrealized commodity derivative loss, gain on the Sasol Acquisition and non-cash and other items.

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry, as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income net, income tax expense, depletion, depreciation and amortization, exploration expense, impairment of proved crude oil and natural gas properties, non-cash and other items including stock compensation expense, gain on the Sasol Acquisition and unrealized commodity derivative loss.

Management uses Adjusted Working Capital as a transition tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities. Under the lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.

Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX, Adjusted Net Income and Adjusted Working Capital may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX and Adjusted Working Capital.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended			Six Months Ended
Reconciliation of Net Income to Adjusted Net Income	June 30, 2023	June 30, 2022	March 31, 2023	June 30, 2023	June 30, 2022
Net income	$6,752	$15,104	$3,470	$10,222	$27,268
Adjustment for discrete items:
Discontinued operations, net of tax	2	20	13	15	32
Unrealized derivative instruments loss (gain)	(35)	(11,517)	(80)	(115)	7,741
(Gain) /adjustment of acquisition price, net	—	—	1,412	1,412	—
Arrangement Costs	—	1,199	—	—	1,199
FPSO Demobilization - Norms Waste Disposal	5,647	—	—	5,647	—
Deferred income tax expense (benefit)	(813)	25,850	2,471	1,658	15,531
Other operating (income) expense, net	303	—	—	303	5
Adjusted Net Income	$11,856	$30,656	$7,286	$19,142	$51,776

Diluted Adjusted Net Income per Share	$0.11	$0.52	$0.07	$0.18	$0.87
Diluted weighted average shares outstanding (1)	107,613	59,361	108,752	108,050	59,278

(1) No adjustments to weighted average shares outstanding

	Three Months Ended			Six Months Ended
Reconciliation of Net Income to Adjusted EBITDAX	June 30, 2023	June 30, 2022	March 31, 2023	June 30, 2023	June 30, 2022
Net income	$6,752	$15,104	$3,470	$10,222	$27,268
Add back:
Impact of discontinued operations	2	20	13	15	32
Interest expense (income), net	1,703	118	2,246	3,949	121
Income tax expense (benefit)	11,588	46,252	14,771	26,359	41,624
Depreciation, depletion and amortization	38,003	8,191	24,417	62,420	12,864
Exploration expense	57	67	8	65	194
FPSO Demobilization - Norms Waste Disposal	5,647	—	—	5,647	—
Non-cash or unusual items:
Stock-based compensation	605	842	649	1,254	2,264
Unrealized derivative instruments loss (gain)	(35)	(11,517)	(80)	(115)	7,741
(Gain) /adjustment of acquisition price, net	—	—	1,412	1,412	—
Arrangement Costs	—	1,199	—	—	1,199
Other operating (income) expense, net	303	—	—	303	5
Credit losses and other	680	571	935	1,615	1,063
Adjusted EBITDAX	$65,305	$60,847	$47,841	$113,146	$94,375

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	As of June 30, 2023	As of December 31, 2022	Change
Current assets	$199,367	$200,097	$(730)
Current liabilities	(153,703)	(162,090)	8,387
Working capital	45,664	38,007	7,657
Add: lease liabilities - current portion	9,351	10,125	(774)
Add: current liabilities - discontinued operations	673	687	(14)
Adjusted Working Capital	$55,688	$48,819	$6,869